Demand Derivatives

A Revolutionary Futures Exchange and Clearing House — Trading the World's Major Assets in a Creative New Way.


Demand
Derivatives

Invest

$105.00 minimum investment

Deadline January 25, 2021
in 22 days

Share Price
$15.00

Total Raised
$82,050

Valuation
$32,502,495

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Demand Derivatives Corp. is the parent company for the forthcoming innovative, vertically integrated futures exchange RealDemand Board of Trade ("RealBOT™") and its dedicated clearing house RealDemand Clearing ("RealClear™") (upon CFTC and SEC approval) destined to trade the world's major assets in a creative new way. The company plans to use its four unique instrument designs, pioneering blockchain technology, instant clearing, and default-free, fully collateralized positions to create a significant competitive challenge to existing exchanges and clearing houses.

DEAL HIGHLIGHTS

Deal Highlights

- Our asking price of $15 per share equates to an approximate $32m enterprise value.
- Reduced Risk for users from our novel contracts
- Patented pending instrument designs
- Lower costs than incumbents
- High margin industry
- Experienced team

Invest in Demand Derivatives

- All Investors receive waived trading fees for three months upon launch of the exchange (both exchange fees and clearing fees).
- An additional three months of waived fees if investing in the first $250k of the SEC Reg. CF offering.

RECOMMENDATIONS



"As a three-time successful entrepreneur and a new venture capitalist, I believe there are only a rare handful of truly great opportunities, like Facebook, that many VCs nonetheless allow to pass by, refusing to recognize them for the golden nuggets they are. With almost 20 years as an entrepreneur and one year as a VC, I strongly believe that Demand Derivatives has more than the potential to become one of these, and fast."

Damien Balsan
General Partner, Conexo VC - Boston



"RealBOT and RealClear are simply the smartest things to hit the financial markets since the invention of derivatives. They've been developed and perfected by a few brilliant people over some ten years and I'm thrilled to be an investor now that their operations are soon to go live."

Eric Salsberg
Vice President of a large publicly traded financial services holding company - Toronto



"The risk limiting concept has the potential to really benefit the markets. I do think this will transform the retail, derivative risk-taking markets due to their superior design."

Michael O'Connell
Former CME Group Managing Director and Former Director of Demand Derivatives - Chicago



"Demand Derivatives is always on the cutting edge of developing new derivative products that can be used for both trading or hedging. By listing them on regulated markets, they will offer transparency and a reduction of transaction costs."

Jeffrey S. Cain
Head of Treasury & Corporate Finance Americas, a large publicly traded conglomerate - New Jersey

TESTIMONIALS



"As our global financial markets continue to evolve, now is the time for systematic risk management and stable clearing house solutions. Creation of product and services designed for the future will become more important than ever, and Demand Derivatives is at the forefront of these solutions."

Ed Boyle
CEO, BOX Options Exchange - Chicago



“The highly experienced team at Demand Derivatives is going to transform the business of risk management and ultimately the control of large risks in the economic fabric of society. The CEO, Robert Krause, has been at the forefront of risk concepts and risk mitigation for decades. We were thrilled when, last year, he agreed to serve on Brandywine’s advisory board.”

Mike Dever
CEO, Brandywine Asset Management - Philadelphia



“Demand Derivatives is building the futures exchange of the future!”

François d‘Hautefeuille
Founder and CEO of Hamilton Coin Ltd. - Paris



“Demand Derivatives is a groundbreaking futures exchange and clearing house project the need for which is greater than ever before. The market needs products that reduce not only risk but also costs. Demand Derivatives instruments solve this in a way that current futures contracts do not.”

Hirander Misra
Chairman & CEO of GMEX Group - London

PROBLEM

Exchange-traded derivatives are on a collision course with destiny. The financial system must still obey the immutable law of risk vs. reward. On a macro scale, there have been many instances where the global financial system has been stressed to the point of collapse. On a micro scale, costs are very high and few options exist for participants to control risk.

Because of the near monopolies in this industry, exchanges and clearing houses seem to be concerned only with extracting higher and higher fees from the trading community.

The risk to investors can be great in the current system. Here is an article explaining how a trader with $77k in his account lost $9 million trading futures. This is a huge problem in our industry.

One Trader Started The Day With $77,000 In His Account; By The End He Owed $9 Million – ZeroHedge

We have created our exchange, through the novel design of our contracts, so that investors should be protected from loss beyond their predefined tolerance.

Problem



SOLUTION

Demand Derivatives plans to provide much-needed competition in this industry. It expects to break through those near monopolies by offering better products (optimized instrument designs) at lower costs (fee savings of 50% to 90%) with reduced risk (three user-selected risk levels) and greater precision (exact close-to-close exposure possible).

We plan to accomplish this by launching a U.S.-regulated futures exchange and clearing house. The key to its success will be four innovative instrument designs, fully collateralized positions, and blockchain clearing on six key underlying assets.

FOUR INSTRUMENT DESIGNS:

1. RealVol® (realized volatility)
2. RealDay™ (delayed strike daily options)
3. RealGlobe™ (39 major country equity indices)
4. RealLimit™ (limited risk futures)

REDUCING RISK:

The risk is limited because of the instrument design attributable primarily to the RealLimit concept. This means that all positions on the exchange have limited risk, or in industry parlance are said to be "fully collateralized." Traders will not be forced to deposit additional money into their account (as is possible with adverse moves in current futures contracts). The financial system (i.e., brokers, and clearing firms) will no longer have risk to rogue traders, improper risk controls, or just extremely volatile markets.

RISK LEVELS:

Because traders have different risk tolerances, the exchange plans to offer three risk levels, with more possible.

COST SAVINGS:

Because fully collateralized positions are dramatically easier to clear, internal costs to the clearing house can be substantially reduced as follows:

- Eliminating the guarantee fund (no need for credit backstop)
- Eliminating the risk modeling group (no need to assess margin levels)
- Eliminating physical clearing (a cash settlement process is vastly simpler)
- Eliminating FCMs and clearing members (no need for guarantors)
- Outsourcing compliance and surveillance (reduces conflicts of interest)
- Converting to private, or "internal," blockchain (produces additional efficiencies)
- Because internal costs are drastically reduced, we can cut fees by 50% to 90% to traders to gain market share quickly.

GREATER PRECISION:

One phenomenon in markets is an attempt by market participants to execute at the close. Only one trader can be the last one of the day, so it is nearly impossible to “get the closing price” each day unless one is very lucky. Our process essentially guarantees execution on the close if desired.

BUILDING VOLUME:

One of the biggest challenges to starting a new marketplace is building volume to critical mass — the classic “chicken or egg” problem. Our team recently had a major breakthrough — a new process called “Perfect Execution at Settlement” (PEAS). This process is expected to attract volume without liquidity, making it easier to achieve critical mass.

BLOCKCHAIN CLEARING:

Demand Derivatives plans to clear using a private blockchain (i.e., non-distributed ledger). In other words, we are using blockchain format in a simple ledger. This allows us to benefit from the technology (immutable record of trades and to eliminate the need for cash transactions) and not the drawbacks (hackable and slow speeds). In addition, if in the future, there is a need or desire to distribute the ledger, we won’t have to revamp the clearing process, just simply distribute the ledger — potentially saving conversion costs down the line.

Note: to clarify, Demand Derivatives has no plans to compete in the cryptocurrency space. There are currently hundreds of crypto exchanges. Our business model is to compete using cutting edge technology, novel instrument designs, and a streamlined clearing house to add to global volumes or usurp volumes from existing exchanges in the world’s key global assets.



EURO

Solution

BUSINESS MODEL

- Exchange fees
- Clearing fees
- License fees
- Data fees

Note that exchanges have the highest profit margins of any business we know. The next graphic shows the operating profit margin compared with data vendors and investment banks.



100%
75%
50%
25%
0%
-25%
Operating Profit Margin
Proft margin of market data business at exchanges
Profit margin of overall exchange business
Exchanges
Market Data Vendors
Investment Banks
HKEX
LSE
ASX
Cboe
CME
Deutsche Börse
Euronext
ICE
JPX
Nasdaq
SGX
TMX
Bloomberg
FactSet
IHS Markit
Moody's
Morningstar
MSCI
Refinitiv
S&P Global
SIX - Fin Info
Barclays - CIB
BNP Paribas - CIB
Credit Suisse - GM
Deutsche Bank - CIB
Goldman Sachs
JP Morgan - CIB
Morgan Stanley
Nomura
UBS - IB
Source: Company reports, Opimas analysis

Business model

MARKET

2019 global fintech funding and deals were strong, despite falling short of 2018 records

Annual global VC-backed fintech deals and financing, 2015 – 2019 ($B)


1,275
1,437
1,751
2,049
1,913
$17.1
$19.6
$18.6
$40.8
$34.5
2015
2016
2017
2018
2019
CBINSIGHTS

Market

The futures industry is having its best quarter on record (explosive volumes include the period during the Covid-19 pandemic).
"Q1 global futures and options volume jumps 43.2% to record 11.41 billion contracts"

- **Statistic relevant to Demand Derivatives:**
  The notional value of all futures contracts traded amounts to $10 trillion per day. In other words, in less than two months, futures exchanges trade the equivalent of all the money in the world.
- **Statistic relevant to RealVol products:**
  Over 1 million volatility futures and options trade each day.
- **Statistic relevant to RealDay options:**
  60 million options trade each day on global exchanges, including 24 million in the U.S.
- **Statistic relevant to RealGlobe products:**
  Worldwide, 44 million equity index futures and options trade each day.
- **Statistic relevant to RealLimit futures:**
  76 million futures contracts trade each day worldwide.

COMPETITIVE LANDSCAPE

- The Chicago Mercantile Exchange (CME) is the largest futures exchange and has a near monopoly in the U.S. with 91% of futures volume. The market cap of CME is $68b (as of 16 Apr 2020). In 2019, they earned roughly $2m in profits on $4m in revenues EACH DAY.
- The Intercontinental Exchange (ICE) has about 8% market share in futures.
- Several other exchanges share the remaining 1%.
- Because of our better product design, limited risk, lower costs, and instant clearing, we expect to be a formidable competitor to the largest exchanges within five years of launch. And, because our first-to-market assets are all traded at the CME, we effectively have only one competitor.
- The below graphic shows the consolidation in the industry over time.

Note: We are competing on ASSETS (i.e., gold, crude, corn, etc.). However, we are not competing on INSTRUMENTS (volatility, daily options, international indices, and limited risk futures). Our proprietary, patent pending instrument designs are not available on CME or ICE. Therefore, if one looks at **assets**, we realistically have one or maybe two competitors. If one looks at **instruments**, we have no competitors.


Brussels Stock Exchange
Paris Bourse
Amsterdam Exchanges
LIFFE
Euronext
International Petroleum Exchange
Intercontinental Exchange
Bolsa de Valores de Lisboa
Archipelago
New York Stock Exchange
New York Board of Trade
American Stock Exchange
NYSE Euronext
Creditex
London Metal Exchange
Hong Kong Exchanges
Euronext
Intercontinental Exchange
Winnipeg Commodity Exchange
Climate Exchange
Singapore Mercantile Exchange
Chicago Mercantile Exchange
Chicago Board of Trade
New York Mercantile Exchange
Tokyo Stock Exchange
Japan Exchange Group
Osaka Securities Exchange
Copenhagen Stock Exchange
OM
OMX
Helsinki Stock Exchange
Iceland Stock Exchange
Tallinn & Riga Stock Exchanges
Vilnius Stock Exchange
Armenian Stock Exchange
Boston Stock Exchange
Inet
Island ECN
Chi-X Europe
Hotspot
BATS
BATS Global Markets
Direct Edge
Nasdaq
Nasdaq OMX
Philadelphia Stock Exchange
eSpeed
Turquoise
London Stock Exchange
London Stock Exchange
Borsa Italiana
360T
Deutsche Börse
Deutsche Börse
International Securities Exchange
Not exchanges, but alternative trading systems
2000
2003
2006
2009
2012
2015

Competitive landscape

PROGRESS

- Licensed RealVol to a U.S. securities options exchange
- License RealDay to a U.S. securities options exchange
- Currently, writing legal agreement to license RealLimit to a foreign exchange
- Our first clearing house customer — a U.S. options exchange — desires to clear options in our clearing house
- Distributing RealVol indices on Quandl (a Nasdaq company) and on Bloomberg
- Partnered with GMEX Technologies (to provide exchange and clearing house systems)
- Created/designed RealGlobe products
- Created/designed RealLimit instruments
- Merged two companies (VolX and RealDay), bringing along two instrument designs (RealVol and RealDay), which, combined with RealGlobe and RealLimit, make a total of four instruments under the Demand Derivatives umbrella
- Memorandum of Understanding signed with a large-scale stablecoin provider
- Letter of Intent signed with an investor of $60m for our next capital raising round
- Attracted seven very senior, highly experienced directors, advisers, and officers
- Gathered invaluable market intelligence by visiting hundreds of institutions, such as investment banks, hedge funds, market makers, options and volatility trading firms, and asset managers.

PRESS

- GMEX and Demand Derivatives
- GMEX and Demand Derivatives
- RealVol on John Lothian News
- RealVol on Bloomberg
- Partnering with GMEX
- RealDay on BOX
- RealVol on BOX

TEAM

There are seven senior team members with an aggregate of 200 years of derivatives market experience. The following table shows how the team's expertise is matched with all of the key responsibilities. The only missing officer needed is a CFO, who will be hired upon a successful series A round of capital raising.

MARKET DIFFERENTIATING PRODUCTS

- Instruments — Robert on design, Don on viability
- Indices — Robert on design, Don on viability/use and Norm on technology
- IP Protection — Robert and IP Attorney (outsourced)
- Product launch schedule — Robert, Don, Wendy, Jeromee, and Rich

EXCHANGE AND CLEARING HOUSE

- Infrastructure — Jeromee and GMEX Group
- Technology — Norm
- Trader Support — Norm
- Market Structure — Rich and Jeromee
- Regulatory Applications — Rich and Brian
- Regulatory Audits — Andy and Rich
- Oversight — Andy and Jeromee
- Compliance — Andy and Rich
- Surveillance — Andy and Rich
- Fund Transfers — Andy and CFO
- Legal — Wendy and Brian

MARKETING

- Market Incentives — Robert
- Presentations — Don
- Periodic Info (such as radio podcasts) — Don
- Videos — Robert and Spector Associates (outsourced)
- Public Relations — Spector Associates
- News Releases — Spector Associates
- Institutional Visits — Team of senior staff oversight by Robert
- Conferences — Team of senior staff oversight by Robert
- Education — Don
- Strategy articles — Don
- Social media — Oversight by Robert

MISC

- DDC Audits — Andy and Auditor
- Bookkeeping — CFO
- Payroll — CFO
- Projections and Results — Robert and CFO



Robert Krause
CEO
(founder and innovator, former CME and Morgan Stanley executive)



Donald Schlesinger
President
(former executive at Morgan Stanley)



Wendy Robinson
General Counsel
(formerly with investment banks, NASD, and CFTC)





Brian O'Neill
Of Counsel
(wealth of experience in exchange regulations)

Jeromee Johnson
Director
(former executive at BATS and MIAX)





Richard Heckinger
Director
(former official of Federal Reserve Bank of Chicago)

Andrew Kumiega
Senior Adviser
(former multiple director and partner-level positions in financial services firms)

Norman Wattenberger
Head of IT

Detailed bios can be found here https://www.demandderivatives.com/our-team

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,069,995 is raised:

Use	Value	% of Proceeds
Regulatory	$200,000	18.7%
Technology (initial)	$250,000	23.4%
IP	$150,000	14.0%
Marketing	$200,000	18.7%
Accounting	$75,000	7.0%
Miscellaneous	$42,565	4.0%
Legacy	$100,000	9.3%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $7,069,995 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Regulatory	$250,000	3.5%
Technology (initial)	$500,000	7.1%
Technology (testing)	$500,000	7.1%
IP	$250,000	3.5%
Marketing	$1,000,000	14.1%
Accounting	$75,000	1.1%
Miscellaneous	$248,565	3.5%
Legacy	$300,000	4.2%
Salaries	$1,600,000	22.6%
CFTC Capital Reserve Requirment (estimated)	$2,000,000	28.3%
Intermediary fees	$346,430	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Demand Derivatives Corp.. Up to $1,069,995.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by January 25, 2021 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. Demand Derivatives may issue additional securities to raise up to $7,069,995, the offering's *maximum*.


$82,050 raised!
$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,638,166 shares
× $15.00 per share

$39,572,490 implied valuation

PITCH DECK

Demand Derivatives Corp.

Tradable Instruments for a New Future

Demand Derivatives Corp. is the holding company for the forthcoming innovative, vertically integrated futures exchange RealDemand Board of Trade ("RealBOT™") and its dedicated clearing house RealDemand Clearing ("RealClear™") (upon CFTC and SEC approval). The company's four unique instrument designs and pioneering blockchain technology will pose a significant competitive challenge to the legacy systems, "unlimited" risk instruments, high costs, and inefficient products of existing exchanges and clearing houses.

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FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

› Form C/A on December 15, 2020

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter

UPDATES

Dec 15, 2020	Filed Form C/A
May 5, 2020	Primary offering of 471,333 shares at $15.00

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